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                                                  EXHIBIT 5








                              February 3, 1994


Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, Illinois  60025

          Re:  6,835,246 Shares of Common Stock,
               $1.00 par value per share, and
               Associated Stock Purchase Rights

Gentlemen:

     I refer to the Registration Statement on Form S-3 (the "Registration Statement") filed by Zenith Electronics Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 6,835,246 shares of Common Stock, $1.00 par value per share (the "New Shares"), of the Company and associated Common Stock Purchase Rights (the "Rights") initially issuable upon conversion of the $55 million aggregate principal amount of 8.5% Senior Subordinated Convertible Debentures due 2000 of the Company (the "Debentures due 2000") previously issued and sold by the Company under a Debenture Purchase Agreement dated as of November 19, 1993, as amended, between the Company and the Purchasers named therein (the "First Purchase Agreement") and the $12 million aggregate principal amount of 8.5% Senior Subordinated Convertible Debentures due 2001 of the Company (the "Debentures due 2001") previously issued and sold by the Company under a Debenture Purchase Agreement dated as of January 11, 1994 between the Company and the Purchaser named therein (the "Second Purchase Agreement"). The New Shares are being registered for sale by the holders thereof if and when such New Shares are issued upon conversion of the Debentures due 2000 and the Debentures due 2001.

     I am familiar with the proceedings to date with respect to the issuance of the New Shares and the Rights upon conversion of the Debentures due 2000 and the Debentures due 2001, if converted, and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

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Zenith Electronics Corporation
February 3, 1994
Page 2


     Based on the foregoing, I am of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. The New Shares issued upon conversion of the Debentures due 2000 and the Debentures due 2001 in accordance with their terms and the terms of the First Purchase Agreement and Second Purchase Agreement, respectively, will be legally issued, fully paid and non-assessable and the associated Rights will be validly issued, in each case when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (ii) certificates representing the New Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto against payment of the agreed consideration therefor as provided in the First Purchase Agreement or the Second Purchase Agreement, as the case may be.

     I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance of the New Shares and associated
Rights.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to myself included in or made a part of the Registration Statement.
In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by
Section 7 of the Securities Act or the related Rules and Regulations promulgated by the Securities and Exchange
Commission thereunder.

                              Very truly yours,

                              /s/ John Borst, Jr.

                              John Borst, Jr.
                              Vice President and
                              General Counsel